Yum! Brands Full-Year 2009 Detailed Guidance Update

Note: Below are updates to guidance originally provided December 10, 2008. This is our last update for the year unless there is a material change to our outlook.

The Company maintains its expectation for full year EPS of $2.10, or 10% growth, excluding special items.  A key driver for this growth is our industry-leading global new unit development.  We expect to open at least 500 units in our China Division and about 900 units in Yum! Restaurants International. Our global development remains on track with our original guidance for the year.

Full Year Guidance	Updated Guidance	December Guidance
Lower Same-Store-Sales Growth
Mainland China	About flat	+5%
U.S. Division	Down slightly	+3%
Yum! Restaurants International	About +3%	+3-5%
Higher Restaurant Margins
China Division	+1 point	Flat
U.S. Division	More than +1 point	+1 point
Less U.S. Division Operating Profit Growth	High single digits	About 15%
Foreign Currency Translation Impact to Operating Profit
China Division	Roughly +$10 million	Slight benefit
Yum! Restaurants International	Roughly ($70) million	($80) million
Lower Effective Tax Rate	About 25%	About 27%
Note: All comparisons are versus full year 2008 and exclude Special Items unless noted.

●	The change to same-store-sales growth will drive a corresponding change to revenue growth and system sales growth.

●
As detailed in our second quarter earnings release we have begun consolidating an entity in China that has historically been accounted for using the equity method.  As a result, for the full year we expect China Division company sales to increase by approximately $200 million and franchise and license fees and income to decrease by approximately $12 million in 2009 versus what we would have reported had the entity not begun being consolidated.  The impact on operating profit is not expected to be significant.

●	Full year proceeds from U.S. refranchising are expected to be about $175 million, down from about $225 million.

●	The benefit to the third and fourth quarter EPS growth rate from our significant share repurchases last year diminishes as we lap substantial share repurchases in the third quarter of 2008.

Yum! Brands, Inc. • 1900 Colonel Sanders Lane • Louisville, KY 40213
Tel 502 874-8006 • Fax 502 874-8790 • Web Site www.yum.com

ADDITIONAL DETAILS OF OUR 2009 ANNUAL GUIDANCE IS AVAILABLE ONLINE

At the following URL: http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings. The company will provide additional updates to annual guidance for key items only when there is a material change to the full-year expectations previously noted. Otherwise these expectations for full-year 2009 remain in effect.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected.  Factors that can cause our actual results to differ materially include, but are not limited to: economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions; the impact of any widespread illness or food borne illness; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our strategies for refranchising and international development; the continued viability of our franchise and license operators; our ability to secure and maintain distribution and adequate supply to our restaurants; publicity that may impact our business and/or industry; pending or future legal claims; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; and accounting policies and practices.  You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.  Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance.  You should not place undue reliance on forward-looking statements, which speak only as of the date hereof.  We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in over 110 countries and territories. The company is ranked #239 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican–style food and quick–service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it a leader in international retail development. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President, Investor Relations/Treasurer, at 888/298-6986
Bruce Bishop, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200